Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

December 19, 2002
12 noon GMT 7am ET

            SHIRE DELIVERS ADDERALL XR(R) SNDA FILING FOR ADULT ADHD Vast majority of adults suffering from ADHD remain untreated

Basingstoke, UK - 19 December 2002 - Shire Pharmaceuticals Group plc (LSE: SHP,
NASDAQ: SHPGY, TSX: SHQ) announces that the filing of a supplemental New Drug Application (sNDA) has been delivered to the US Food and Drug Administration
(FDA) seeking marketing authorization for ADDERALL XR as a treatment for Attention Deficit Hyperactivity Disorder (ADHD) in adults.

Rolf Stahel, Chief Executive of Shire, said: "Doctors treating ADHD have made ADDERALL XR an outstanding success since its launch just over a year ago. ADDERALL XR brings with it a known history of safety and efficacy. While the majority of ADDERALL XR is used in pediatric patients, we are aware that a growing number of doctors are already deciding to use ADDERALL XR to treat adults. With adult ADHD treatment rates estimated to be in the range of only 5% in the US, there is a significant opportunity for ADDERALL XR in the approximately 7.6 million adult ADHD patients who remain untreated."

Subject to FDA approval, it is expected that the adult ADHD labelling for ADDERALL XR and its unique strengths will qualify for three years of data exclusivity from the date of approval. This protection is in addition to a formulation and composition patent covering ADDERALL XR, which extends to the year 2018.

About ADDERALL XR

ADDERALL XR has demonstrated clinically effective ADHD symptom control throughout the day with just one morning dose. In the 12 months since its launch in November 2001, ADDERALL XR has quickly become one of the most widely prescribed ADHD treatments in the US, with over 3.5 million prescriptions written(1). Combined, over 26 million prescriptions have been written for ADDERALL(R) and ADDERALL XR over the franchise's six-year history. Important benefits of ADDERALL XR include:

     o    Formulation specifically designed for once-daily dosing

     o Potential to directly increase levels of both dopamine and norepinephrine, two of the major neurotransmitters believed to be involved in the pathology of ADHD


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1 IMS Data for the 12 months ending October 2002

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     o    Rapid onset of action

     o    Proven effectiveness and safety profile

     o    Dosing flexibility and versatility

About ADHD

ADHD is a significant mental health
concern which impacts the patient, their family, and their social circle. It is considered one of the most commonly diagnosed psychiatric disorder among school-aged children. Children with ADHD often are inattentive, impulsive, and hyperactive - difficulties serious enough to interfere with their ability to function normally in home, academic or social settings. These symptoms continue beyond the school day, having an impact on all aspects of the patient's life. In addition, up to 66% of children with ADHD will continue to show symptoms into adulthood.(2)

Experts estimate that up to 8 million adults in the US have ADHD, which can lead to psychological maladjustment, as well as occupational and social disability. Proper diagnosis and treatment of ADHD in adults can help improve self-esteem, work performance and skills, educational attainment, and social competencies.

Although there is no "cure" for ADHD, physicians, parents, teachers, nurses, and advocates are finding ways to help people with the condition learn to adapt to their academic, social, and work settings. ADHD usually can be successfully managed with a combination of treatments, including educational approaches, psychological and behavioural therapies, and medication. A recent government-sponsored clinical trial found that therapies that include carefully monitored medication are more effective than those that do not, such as behavioural therapy alone. Medication should be considered as part of an overall multi-modal treatment plan for ADHD. Shire supports the use of its medication only after a thorough assessment and accurate diagnosis of ADHD by a physician.

For more information about ADHD, call 1-888-774-3000 or go to www.adhdsupportcompany.com.


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2    Weiss G, Hechtman L, Milroy T, Perlman T. Psychiatric Status of
     Hyperactives as Adults: A Controlled Prospective 15-Year Follow-up of 63 Hyperactive Children. J Am Acad Child Adolesc Psychiatry. 1985;24:211-220.


                                    - ENDS -


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For further information please contact:

Global  (outside US & Canada)                                           US & Canada

Clea Rosenfeld - Investor Relations       +44 1256 894 160             Gordon Ngan - Investor        +1 450 978 7938
                                          mobile: +44 7768503151       Relations
Jessica Mann - Media                      +44 1256 894 160             Michele Roy - Media           +1 450 978 7938

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Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on four therapeutic areas - central nervous system disorders (CNS), oncology, gastro-intestinal (GI) and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and biologics. Shire's core strategy is based on research and development combined with in licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com

THE "SAFE HARBOUR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements made in this press release that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event that such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, including but not limited to the impact of same on Shire's ADHD franchise of patents, government regulation and approval, including but not limited to the expected approval date of lanthanum carbonate (FOSRENOL/FOSNOL) and other risks and uncertainties detailed from time to time in periodic reports produced by Shire, including the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.